Investor Services

March 2, 2004		100 University Avenue
Toronto, Ontario
M5J 2Y1
To:	Alberta Securities Commission	Telephone 1-800-663-9097
	British Columbia Securities Commission	www.computershare.com	Canada
	Manitoba Securities Commission		Australia
	Office of the Administrator, New Brunswick		Channel Islands
	Securities Commission of Newfoundland and Labrador		Hong Kong
	Nova Scotia Securities Commission		Germany
	Ontario Securities Commission		Ireland
	Registrar of Securities, Prince Edward Island		New Zealand
	Commission des valeurs mobilieres du Quebec		Philippines
	Securities Division, Saskatchewan Financial Services Commission		South Africa
	Securities Registry, Government of the Northwest Territories		United Kingdom
	Registrar of Securities, Government of the Yukon Territories		USA
Nunavut Legal Registry
The Toronto Stock Exchange
The New York Stock Exchange

Dear Sirs:

Subject:        Notification of Meeting and Record Date

We advise the following with respect to the Annual Meeting of Shareholders of Goldcorp Inc:

1.	Name of the Reporting Issuer	:Goldcorp Inc.
2.	Date Fixed for the Meeting	:May 5, 2004
3.	Record Date for Notice	:March 31, 2004
4.	Record Date for Voting	:March 31, 2004
5.	Beneficial Ownership Determination Date	:March 31, 2004
6.	Classes or Series of Securities that entitle the holder
	to receive Notice of the Meeting	:Common
7.	Classes or Series of Securities that entitle the holder
	to Vote at the Meeting	:Common
8.	Business to be conducted at the Meeting	:Routine
9.	ISIN / CUSIP	:CA 380956409 7

Yours truly,

(Signed)
Gary Hyshka
Assistant Account Manager
Stock Transfer Services
(416) 263-9493
(416) 981-9800 Fax